SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report: April 24, 1997


                            The Fortress Group, Inc.
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               (Exact Name of Registrant as Specified in Charter)


Delaware                           0-28024                            54-1774977
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(State or Other Jurisdiction     (Commission                       (IRS Employer
of Incorporation)                File Number)                Identification No.)


1921 Gallows Road, Suite 730, Vienna, Virginia                             22182
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's Telephone No., Including Area Code:  (703) 442-4545



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Item 5 - Other Events

         The Fortress Group, Inc., a Delaware corporation (the "Company"), commencing on April 25, 1997, will solicit (the "Solicitation") the written consent of registered holders of its 13.75% Senior Notes due 2003 (the " Senior Notes") to proposed amendments to the Indenture, dated as of May 21, 1996, between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Indenture"), under which the Senior Notes were issued. Holders of the Senior Notes as of the close of business on Thursday, April 24, 1997 will be eligible to consent to the proposed amendments, which are intended to give the Company greater flexibility to continue its growth strategy. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is the information agent and solicitation agent in connection with the Solicitation, and DLJ and Furman Selz LLC are acting as financial advisors to the Company.

         In connection with the Company's previously announced definitive agreement to acquire the stock and related interests of Woodside Homes, a homebuilder based in Salt Lake City, Utah ("Woodside"), for a total purchase price of $126.5 million, the Company has determined that it would require certain amendments pursuant to the Solicitation in order to effect the acquisition through a Restricted Subsidiary, as defined in the Indenture. If effected through a Restricted Subsidiary, the acquisition of Woodside would increase total debt of the Company by approximately $90 million, increasing the Company's total debt to EBITDA ratio in fiscal year 1996 from 3.8x (pro forma for the previously announced acquisition of D.W. Hutson Construction Company ("Hutson")) to 4.0x (pro forma for Hutson and Woodside), and improving the Company's Consolidated Fixed Charge Coverage Ratio, as defined in the Indenture, for fiscal year 1996 from 2.00x (pro forma for Hutson) to 2.05x (pro forma for Hutson and Woodside).



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     The Fortress Group, Inc.


Date:       April 24, 1997                           By /s/ James M. Pirrello
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                                                        James M. Pirrello
                                                        Secretary and
                                                        Chief Financial Officer